News Release

Exhibit 99.1

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: November 15, 2004

Contacts:	Mike Rowen	Tatiana Stead
	V.P., Investor Relations (703) 720-2457	Director, Corporate Media (703) 720-2352

Capital One CEO Enters into Pre-Arranged Stock Trading Plan

McLean, Va (November 15, 2004) – Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One Financial Corporation (NYSE: COF), today announced that he has adopted a pre-arranged stock trading plan to exercise options to purchase Capital One common stock and sell some of those shares in order to cover transaction-related expenses and diversify his financial assets. The plan covers stock options granted in September 1995 that will expire in September 2005. In addition, the plan includes approximately 6,180 incentive stock options that were granted in 2001.

Pursuant to the 10b5-1 trading plan, Fairbank intends to exercise approximately 3.6 million stock options. Of the shares obtained, he expects to hold at least 1.4 million shares, sell up to approximately 316,000 shares to diversify his assets, and sell up to another 1.9 million shares to cover taxes, option exercise price and transaction expenses.

After completion of the sale of the shares under this 10b5-1 plan, Fairbank will beneficially own in aggregate approximately 9.4 million options (both vested and unvested) to purchase Capital One common stock and shares of common stock. Additionally, Fairbank has the opportunity to earn up to 355,410 restricted stock units based on Capital One’s performance between 2004 and 2006.

The transactions under this plan are expected to occur from February 1, 2005 to September 14, 2005 and will be disclosed publicly as they occur through Form 144 and Form 4 filings with the Securities and Exchange Commission

The stock-trading plan was established under Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 plans permit individuals who are not in possession of material nonpublic information to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to achieve prudent and gradual asset diversification over time.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., offers automobile and other motor vehicle financing products. Capital One’s subsidiaries collectively had 47.2 million accounts and $75.5 billion in managed loans outstanding as of September 30, 2004. Capital One, a Fortune500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

###